U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Stallmeyer                      Janet           M.
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   (Last)                           (First)             (Middle)
Coventry Health Care of Kansas, Inc.
1001 East 101st Terrace, Suite 300
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                                    (Street)

Kansas City, MO 64131
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Coventry Health Care, Inc. (CVH)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


September 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Senior Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                            9/7/01        M               900         A     5.00                    D
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Common Stock                            9/7/01        S               900         D     20.51                   D
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Common Stock                            9/7/01        M               200         A     5.00                    D
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Common Stock                            9/7/01        S               200         D     20.54                   D
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Common Stock                            9/7/01        M               100         A     5.00                    D
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Common Stock                            9/7/01        S               100         D     20.60                   D
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Common Stock                            9/7/01        M               1271        A     5.00                    D
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Common Stock                            9/7/01        S               1271        D     20.61                   D
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Common Stock                            9/7/01        M               3100        A     5.00                    D
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Common Stock                            9/7/01        S               3100        D     20.47                   D
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Common Stock                            9/26/01       M               6000        A     7.50                    D
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Common Stock                            9/26/01       S               6000        D     20.70                   D
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Common Stock                            9/26/01       M                500        A     7.50                    D
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Common Stock                            9/26/01       S                500        D     20.76       6362        D
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Common Stock                                                                                        1714        I   by managed acct
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Common Stock Restricted                                                                            15000        D
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Non-qualified Stock                                                             Common
Option (right to buy) 5.00   9/7/01    M              900   10/10/98  5/18/08   Stock    900                         D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.00   9/7/01    M              200   10/10/98  5/18/08   Stock    200                         D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.00   9/7/01    M              100   10/10/98  5/18/08   Stock    100                         D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.00   9/7/01    M              1271  10/10/98  5/18/08   Stock    1271                        D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.00   9/7/01    M              3100  10/10/98  5/18/08   Stock    3100                  328   D
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Non-qualified Stock                                                             Common
Option (right to buy) 6.688                                           12/20/09  Stock    35000               35000   D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.50   9/26/01   M              6000  10/10/98  5/18/08   Stock    6000                        D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.50   9/26/01   M               500  10/10/98  5/18/08   Stock    500                3622     D
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Non-qualified Stock                                                             Common
Option (right to buy) 8.563                                           3/29/09   Stock    20000            20000      D
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Non-qualified Stock                                                             Common
Option (right to buy) 10.50                                           7/01/09   Stock    20000            20000      D
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Explanation of Responses:


/s/ Janet M. Stallmeyer                                         10/2/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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